UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☒	Definitive Proxy Statement

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salesforce.com, inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On May 1, 2020, salesforce.com, inc. (“Salesforce”) filed with the Securities and Exchange Commission its definitive proxy statement for the 2020 Annual Meeting of Stockholders to be held on June 11, 2020 (the “Proxy Statement”). This Amendment No. 1 is filed to amend the Proxy Statement by correcting errors in the disclosure that reflect the number of fiscal 2021 stock options awarded to Salesforce’s executive officers in April 2020. As a result of such error, the number of shares available for grant as of April 23, 2020 under the Salesforce 2013 Equity Incentive Plan and under all Salesforce equity plans was 139,599 lower than reported on pages 64, 65, 67, and 68 of the Proxy Statement, the number of shares subject to outstanding stock options and outstanding equity awards under Salesforce equity plans was 139,599 shares higher than reported on page 65 of the Proxy Statement, and the average weighted per share exercise price of all outstanding stock options was $111.77 ($0.20 higher than reported on page 65 of the Proxy Statement).

In addition, as a result of the error, the value of fiscal 2021 stock options granted to each Named Executive Officer in April 2020 was between $4 and $22 different than reported on page 45 of the Proxy Statement. This matter does not affect the Named Executive Officers’ compensation for fiscal 2020 as reported in the Summary Compensation Table on page 49 of the Proxy Statement and discussed in the Compensation Discussion and Analysis.

Except as described above, this Amendment No. 1 does not modify or update any disclosures presented in the Proxy Statement. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.